Exhibit 10.1

QUOTA SHARE REINSURANCE AGREEMENT

(hereafter referred to as the “Agreement”)

by and between

Pennsylvania Life Insurance Company

(hereafter referred to as “Company”)

and

PharmaCare Captive Re, Ltd.

(hereafter referred to as “Reinsurer”)

(collectively, the “Parties”)

Effective:	12:01 A.M., Local Standard Time, July 1, 2005
Term:	Per Article III
Type:	QUOTA SHARE

ii

iii

PREAMBLE

In consideration of the mutual covenants hereinafter contained the parties hereto agree as follows:

ARTICLE I            DEFINITIONS

“Administrator” means the entity or entities that will perform the administrative services associated with the Policy as provided in Article VIII hereof.

“Affiliate” means a Person controlling, controlled by or under common control of the Company.

“Claim” means a demand on Company or Administrator for payment or reimbursement owed as a result of the provision or receipt of items or services covered under the Policy.

“Claims Account” has the meaning assigned to such term in Article XI hereof.

“Coinsurance Basis” means reinsurance on a basis whereby Company cedes proportionally to Reinsurer the premiums and the insurance liabilities relating to or arising under the Policy.

“Company” means Pennsylvania Life Insurance Company, a Pennsylvania corporation.

“Contract Dispute” has the meaning assigned to such term in Article XVIII hereof.

“Effective Date” means July 1, 2005 as of 12:01 A.M., Local Standard Time.

“Extra Contractual Obligations” means any and all costs, expenses, damages, liabilities, or obligations of any kind or nature (including without limitation pre-judgment and past judgment interest, attorneys fees, consequential and incidental damages, and punitive and exemplary damages, fines and penalties) which are incurred and/or paid by-Company and arise out of, result from or relate to any act or omission, whether or not in bad faith, intentional, willful, negligent, reckless, careless or otherwise, of Company, Administrator, Reinsurer or any of their respective agents or representatives in connection with a Policy, other than benefits payable under the terms of such Policy.

“Financial Dispute” has the meaning assigned to such term in Article XVII hereof.

“Local Standard Time” means the time at the location of Company’s home office.

“Loss” means a Claim that has been actually paid by or on behalf of Company, but excluding Loss Adjustment Expenses. A Loss is incurred on the date that the Loss is actually paid.

“Loss Adjustment Expenses” means all payments of fees and expenses associated with investigation, adjustment, and litigation costs relating to defense of claims or determination of coverage (including without limitation reasonable attorney’s fees), subrogation and recovery, and settlement of Claims under the Policy, excluding Administrator’s or Company’s salaried employees and overhead.

“Party” or “Parties” means Company and/or Reinsurer, as applicable.

“Person” means an individual, firm, corporation or entity.

“Policy” means the group prescription drug benefit policy which is, when approved as provided in Article II, to be issued to the State of Connecticut by Company covering employees and retired employees of such State and dependents of such employees and retirees. The Policy shall not have any conversion rights.

“Premium” means the premium required by a Policy to be paid and which is actually collected and received by the Company or the Administrator on behalf of the Company.

“Premium Account” has the meaning assigned to such term in Article V hereof.

“Reinsurance Premium” shall have the meaning assigned to such term in Article V.

“Reinsurer” means PharmaCare Captive Re, Ltd., an Arizona corporation.

“SAP” means the statutory accounting principles and procedures permitted or prescribed by the Pennsylvania Department of Insurance, or as may be otherwise required by any other State insurance department.

“Section 848” means Section 848 of the Internal Revenue Code of 1986, as amended.

ARTICLE II          POLICY FORM; REINSURANCE OBLIGATION

The form of the Policy and all supporting material required for regulatory approval thereof shall be agreed to by Company and Reinsurer.  Upon agreement among Company, Reinsurer and the State of Connecticut, as the insured, the Policy shall be submitted by the Company for all required regulatory approvals. Upon receipt of such approvals, the approved forms shall be attached to this Agreement as Exhibit A.

On and after the Effective Date, Company agrees to cede to Reinsurer, and Reinsurer agrees to reinsure from Company, on a Coinsurance Basis, 100% of Losses under the Policy and 100% of any Loss Adjustment Expenses incurred by Company with respect to the Policy. Reinsurer shall pay such Losses and Loss Adjustment Expenses on behalf of the Company, as provided in Articles XI and VII.. Reinsurer agrees to indemnify Company for 100% of such Losses and Loss Adjustment Expenses.

ARTICLE III         COMMENCEMENT AND TERMINATION

This Agreement, and the rights, obligations and duties hereunder of the Parties, shall become effective on the Effective Date and shall continue in force as long as the Policy, including any certificate thereunder, continues in effect.

ARTICLE IV         POLICY REDUCTIONS AND TERMINATIONS

Reductions and terminations of coverage and benefits under the Policy shall reduce or terminate the Reinsurer’s liability hereunder in a corresponding amount as of the same date.

All reinsurance for which Reinsurer is liable hereunder shall be subject to the same terms, conditions, limitations, and restrictions as are contained in the Policy.

ARTICLE V          PREMIUM; ALLOWANCES

The premium for the reinsurance hereunder (the “Reinsurance Premium”) shall be the Premium collected by the Company, or by the Administrator on its behalf, after reduction of following expense allowances: two (2) percent of the Premium shall be retained by the Company for underwriting services; and one (1) percent of the Premium shall be paid to the Administrator for administrative purposes.

All Premium collected by Company, or the Administrator on its behalf, shall be deposited into an account in the name of Company (the “Premium Account”), from which the expense allowances described in this Article V shall be paid (with respect to the underwriting services, by transfer to another account designated by Company), and the remaining Reinsurance Premium shall be transferred to Reinsurer, all within two (2) business days of the receipt of the underlying Premium by Company (or the Administrator on its behalf). The Administrator shall have administrative control of the Premium Account.

ARTICLE VI         REPORTS AND REMITTANCES

Within ten (10) business days after the end of each calendar month, the Administrator shall deliver in writing to Company and Reinsurer a report delineating all receipts and disbursements provided in Articles V and XI to allow the Parties to book and account for their share of the business for the prior month. At a minimum, such report shall include the following items: (a) gross collected premium, (b) premium returned due to cancellations, (c) expense allowances paid by Company, (d) Claims paid, (e) Loss and Loss Adjustment Expenses paid, (f) Extra Contractual Obligations incurred and paid (g) reimbursements and recoveries due to subrogation and coordination of benefits, (h) bank reconciliations for the Premium Account and Claims Account, (i) estimated risk-based capital requirements and (j) such other information as may reasonably be requested by Company.

Reserves, calculated in accordance with SAP, on a basis satisfactory to the Company’s Actuary, on the Policy as of the end of each calendar quarter (reported on a quarterly basis only) will be supplied by Reinsurer within twenty (20) days after each quarter end.

Upon receipt of a report, Company may, in its discretion and upon reasonable information and belief, contest the information contained in the report. If Company so contests, Company shall deliver to Reinsurer written notice thereof stating the reasons upon which Company disputes the report, and the Parties shall use their commercially reasonable efforts to resolve the dispute within twenty (20) days thereafter. If the Parties fail to resolve such dispute within such period, the dispute shall be resolved as provided in Article XVII or Article XVIII.

During any periods after payment hereunder becomes due, investment income shall accrue on the net balance due and payable for the applicable calendar month. If the net balance due is not paid as of the settlement date by the Party owing such amount, interest on such outstanding balance shall accrue at a rate equal to 7% per annum from the date such amount became due and payable through and including the date on which such payment is actually made.

ARTICLE VII       EXTRA CONTRACTUAL OBLIGATIONS AND PREMIUM TAXES

Reinsurer shall indemnify Company for 100% of any Extra Contractual Obligations levied, awarded or incurred under the Policy. Such Extra Contractual Obligations shall be deemed to be, and shall be payable as, Losses hereunder.

Reinsurer has advised Company that no premium taxes are payable with respect to the Premiums. If premium taxes with respect to the Premiums are at any time assessed against, or determined to, be payable by, Company by any governmental authority having jurisdiction, Reinsurer shall indemnify Company for amounts paid. If Reinsurer contests the assessment of any such tax, it shall do so at its own expense. Guarantee fund assessments based on the amount of the Premium shall be deemed premium taxes for purposes of this paragraph.

ARTICLE VIII      POLICY ADMINISTRATION

All administrative services associated with the Policy, including Premium billing and collection and Claims administration and payment, shall be performed by the Administrator on behalf of Company, and all such services associated with this Agreement shall be performed by the Administrator on behalf of Reinsurer. The Administrator shall be appointed by Reinsurer subject to Company’s consent, which will not be unreasonably withheld. The Administrator may also delegate the provision of administrative services associated with the Policy and this Agreement to a third party with the Parties’ consent, which shall not be unreasonably withheld.

ARTICLE IX         BREACH

In the event of a material breach by any Party of the terms and conditions of this Agreement, the non-breaching Parties shall provide written notice of such alleged breach to the breaching Party, and the breaching Party shall have a period of thirty (30) days from the date of such notice to cure such breach, which cure may include the substitution of the applicable entity in breach if the breach at issue involves licensing, approvals or other certifications from the relevant governmental authority, and a substitution is a commercially reasonable and statutorily acceptable cure for such breach. In the event the breaching Party fails to cure such breach within thirty (30) days, the non-breaching Party shall seek redress through the procedures set forth in Articles XVII and XVIII hereunder. Under no circumstances shall a breach by any Party of the terms and conditions of this Agreement give rise to a right of termination by any Party of this Agreement and all rights and conditions herein shall remain in full force and effect.

ARTICLE X          REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Company represents and warrants to Reinsurer that:

1.                                       Except for this Agreement, there is no reinsurance agreement that provides reinsurance coverage on the Policy; and

2.                                       Company has all licenses and permits necessary or required by applicable law, rule or regulation to sell and issue the Policy in the jurisdiction where Policy is to be sold; and

3.                                       To the best of the Company’s knowledge, the Policy reinsured hereunder has not been, or will not be, sold, underwritten, brokered or issued by a Blocked Person, as such term is defined by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and no policy owner, holder, insured or beneficiary thereof is a Blocked Person; and

4.                                       There are no injunctions (in existence or, to the best of the Company’s knowledge, threatened) against Company from any Federal or State agency which would prohibit Company from carrying on its business and responsibilities pursuant to this Agreement.

Company agrees to indemnify and hold harmless Reinsurer from and against any and all losses, damages, costs, expenses or liabilities suffered or incurred by Reinsurer arising out of a breach of this Agreement by Company.

Company covenants to Reinsurer and agrees, in cooperation with Administrator, to request promptly any consents, approvals, or other authorizations, if necessary or required, with respect to this Agreement and to pursue diligently such request.

Reinsurer represents and warrants to Company that:

1.                                       Reinsurer is duly organized, validly existing, in good standing under the laws of Arizona and the execution and delivery of this Agreement and the performance of its obligations hereunder are duly authorized to the extent necessary; and

2.                                       Reinsurer has all licenses, permits and authorizations necessary or required by applicable law, rule or regulation to provide the services it has agreed to undertake pursuant to this Agreement; and

3.                                       There are no injunctions (in existence or, to the best of the Reinsurer’s knowledge, threatened) against Reinsurer from any Federal or State agency which would prohibit Reinsurer from carrying on its business and responsibilities pursuant to this Agreement.

Reinsurer agrees to indemnify and hold harmless Company from and against any losses, damages, liabilities, costs, or expenses incurred by Company arising out of a breach of this Agreement by Reinsurer.

Reinsurer covenants to Company and agrees that it shall not, except as otherwise provided in this Agreement, transfer, assign or otherwise convey or obtain reinsurance coverage on its proportionate share of liability under this Agreement without the prior written consent of Company.

ARTICLE XI         PAYMENT OF CLAIMS

Company, through the Administrator, shall pay all Claims and Loss Adjustment Expenses. Payment of Claims shall be made twice each month, within ten (10) business days after the end of each claims cycle, which cycles shall end on the fifteenth (15th) and last day of each calendar month. Company shall establish a Claims Account in its name for the sole purpose of making such payments, and all Claims shall be paid on behalf of Company by the Administrator from the Claims Account. The Administrator shall have administrative control of the Claims Account and shall monitor it to determine the total amount of the Claims payment checks that clear the Claims Account on a daily basis.

Reinsurer shall fund the Claims Account by making a daily wire transfer of funds to the Claims Account in an amount sufficient to cover the total amount of Claims payment checks that clear the Claims Account each day.

In the event Reinsurer fails to fund the Claims Account in accordance with the terms of this Agreement, Company may discontinue paying the Reinsurance Premium to Reinsurer after notifying Reinsurer in writing of its intent to do so. To secure its obligation to fund the Claims Account, Reinsurer shall provide to Company an irrevocable letter of credit in an amount that, on a monthly basis, will never be less than the greater of: (a) $35,000,000; or (b) the sum of (i) the unearned portion of the Premium that has been paid, (ii) unpaid Claims (i.e., Claims in the course of settlement plus IBNR)and (iii) all outstanding Claims payment checks.

ARTICLE XII       COINSURANCE; RESERVES

The reinsurance hereunder shall be on a 100% Coinsurance Basis, sometimes referred to herein as the “quota share percentage.”

Reinsurer shall establish and maintain all statutory reserves with respect to the Policy that:

(i)                                     are computed in accordance with commonly accepted actuarial standards;

(ii)                                  are based on sound actuarial assumptions;

(iii)                               meet the requirements of applicable laws; and

(iv)                              are adequate for Company to take full statutory reinsurance reserve credit as a result of the portion of the business ceded by it to Reinsurer under this Agreement.

In order to secure such reserve requirement, Reinsurer shall provide to Company letters of credit or other security reasonably acceptable to Company as shall be necessary to support the required reserves of the Reinsurer pursuant to this Article XII and the terms of this Agreement. Any letter of credit provided in accordance with this Article XII shall (i) comply with the requirements of Pennsylvania Statutes, Title 40, sec. 442.1 and Pennsylvania Regulations, Title 31, secs. 163.15, 163.17, and all other applicable statutes, regulations and Insurance Department requirements, (ii) be in proper form and substance, and issued by a proper institution, and issuance as to enable Company to take full statutory credit for all reinsured reserves in Pennsylvania and in all jurisdictions in which it is admitted, (iii) be in such amount as the Company’s actuary may determine as required for such purpose, and (iv) be delivered at such times as may be required for such purpose with respect to each annual and, where required, quarterly statement which Company is required to file with the Insurance Department of Pennsylvania and each such other jurisdiction.

The letter of credit provided in accordance with Article XI of this Agreement may be used to satisfy Reinsurer’s security obligation under this Article XII, provided the letter of credit meets the requirements of the preceding paragraph.

Reinsurer agrees to deliver to Company reasonable evidence of compliance with all such reserve requirements.

ARTICLE XIII      ERRORS AND OMISSIONS

Any inadvertent or clerical delay, error or omission made by any Party in connection with this Agreement shall not relieve any Party from any liability of such Party hereunder had such inadvertent or clerical delay, error or omission not occurred. The Parties agree to cure all inadvertent and clerical delays, errors and omissions immediately upon discovery thereof.

ARTICLE XIV      INSOLVENCY

In the event of insolvency of Company, all payments by Reinsurer for Losses shall be payable directly to Company, or to Company’s liquidator, receiver, conservator or statutory successor, without diminution because of the insolvency of Company, except where this Agreement specifically provides for another payee of such Losses in the event of the insolvency of Company.

Company or its liquidator, receiver, conservator or statutory successor shall give written notice to Reinsurer of the pendency of a Claim, indicating the Policy under which such Claim is pending, within a reasonable time after such Claim is filed in the insolvency proceeding. During the pendency of such Claim Reinsurer may investigate such Claim and interpose, at its own expense, in the proceeding where such Claim is to be adjudicated, any defense or defenses that it may deem available to Company or its liquidator, receiver, conservator or statutory successor.

The expense thus incurred by Reinsurer shall be chargeable, subject to the approval of the insolvency court, against Company as part of the administrative expenses of the estate to the extent of a pro rata share of the benefit which may accrue to Company solely as a result of the defense undertaken by Reinsurer.

ARTICLE XV       TREASURY REGULATION SECTION 1.848-2(G)(8) JOINT ELECTION

Company and Reinsurer hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

This election shall be effective for the taxable year ended with respect to December 31, 2006, and for all subsequent taxable years for which this Agreement remains in effect unless such election is terminated by mutual written agreement of the Parties with the consent, if required, of the Commissioner of the Internal Revenue Service.

The terms used in this Article XV are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992.

The term “net consideration” will refer to either net consideration as defined in Treasury Regulation Section 1.848-2(f) or “gross premium and other consideration” as defined in Treasury Regulation Section 1.848-2(b) as appropriate.

Both Parties agree to identify this Agreement as one for which the joint election under Treasury Regulation Section 1.848-2(g)(8) has been made in a schedule attached to their respective federal income tax returns for the taxable period ended December 31, 2006.

The Party with the positive net consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

Company will submit a schedule to Reinsurer by July 1st of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of Company stating that Company will report such net consideration in its tax return for the preceding calendar year.

Reinsurer may contest such calculation by providing an alternative calculation to Company in writing within thirty (30) days of Reinsurer’s receipt of Company’s calculation. If Reinsurer does not so notify Company, Reinsurer will report the net consideration as determined by Company in Reinsurer’s tax return for the previous year.

If Reinsurer disputes Company’s calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If Company and Reinsurer reach agreement on an amount of net consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

If the Parties fail to reach agreement on an amount of net consideration, the dispute shall be resolved by arbitration as provided herein.

The Parties understand that under Section 848, as effective on the Effective Date of this Agreement, no portion of the premium amounts from the reinsured Policy require capitalization. In the event that Section 848 is amended, or otherwise deemed to include the Policy reinsured under this Agreement, the Reinsurer agrees to reimburse the Company for an amount equal to the net capitalization required under Section 848 times the highest Federal corporate tax rate in effect (marginal tax rate) for the year in which the capitalization is required.

ARTICLE XVI      ACCESS TO RECORDS

The Parties shall keep true and correct work papers regarding the performance of their respective duties hereunder. Upon reasonable notice, each of the Parties shall permit the other Party reasonable access to (including making copies of) any applicable books and records in its possession, as well as all books, records, data and information (in whatever form maintained) in the possession of it, its subsidiaries or its agents, and reasonable access to its and its subsidiaries’ personnel, in each case, however, relating only to this Agreement, for any reasonable business purpose, including, but not limited to, (i) initiating or defending any form of litigation or other proceeding, (ii) preparing or filing any tax return or participating in any tax contest, and (iii) responding to any notice, demand or order of or participating in any proceeding of any governmental authority with respect to this Agreement. All access and copying of such books, records, data and information shall be at the expense of the Party requesting such access and copies. Notwithstanding any other provision of this Article XVI, access to any books, records, data and information relating to this Agreement may be denied to the requesting Party if the other Party is required under applicable law to deny such access.

ARTICLE XVII    ALTERNATIVE DISPUTE RESOLUTION

Definition of Financial Disputes. Disputes related to any financial calculations or determinations required under Article V or computation of reserves under Article XII shall qualify as a “Financial Dispute” and shall be resolved as set forth in this Article XVII. Financial Disputes shall be limited to foregoing issues only and shall not include any other disagreement, including, but not limited to contract interpretation or construction. Such other disagreements shall be resolved in accordance with Article XVIII.

Submission of Dispute. Any Party shall have the right to submit a claim that qualifies as a Financial Dispute to independent review pursuant to this Article XVII. The Party requesting the independent review of a Financial Dispute must notify the other Party in writing in accordance with Article XXVIII of this Agreement that it is requesting such independent review.

Reviewer. The Parties agree that the independent third party reviewer for Financial Disputes shall be Deloitte & Touche USA LLP or such other firm as is mutually agreed upon by the Parties. Each Party shall have the right to suggest individuals within the reviewing firm with an expertise in the matters at hand to serve as the actual reviewer; and neither Party shall withhold consent of such person without reasonable cause. If the Parties are unable to agree on an individual within the reviewing firm, then the reviewing firm shall designate a person to act as the reviewer. Neither Party, after the Effective Date, may enter into a material relationship with such reviewing firm without disclosing such to the other Party in which case the reviewing firm stated above shall be changed to one mutually agreed upon by the Parties.

Review Process.

(a)           The Party submitting the Financial Dispute to independent review shall submit the Financial Dispute to the third party reviewer within five (5) days of the notice. The Financial Dispute submission to the third party reviewer shall include a statement of the issues presented for review and other such information as the Party filing the Financial Dispute deems to be relevant. The Party responding to the Financial Dispute will have fifteen (15) days to review the file and submit its response.

(b)           After each Party’s initial submission, the independent third party reviewer may, but is not required to, request in writing additional information from any Party, with a copy of the written request to the other Party. The Party to whom the request is directed shall respond to such request within fifteen (15) days of its receipt of the written request, with a copy of the response to the other Parties. The other Parties may, but are not required to, also respond to the written request within fifteen (15) days of its receipt of the written request.

(c)           The independent third party reviewer shall issue a decision within the later of: (i) thirty (30) days of the third party reviewer’s receipt of the disputing Party’s initial submission of the dispute to third party review, or (ii) fifteen (15) days of the third party reviewer’s receipt of the response(s) to its written request for additional information. The decision shall be in writing and shall set forth the reasons for the determination and shall be final and binding on the Parties.

(d)           The costs of the independent third party review shall be borne equally by Company and Reinsurer.

ARTICLE XVIII         ARBITRATION

Contract Disputes. Except as otherwise set forth in Article XVII, all disputes, controversies, and disagreements arising out of or relating to this Agreement, any breach of or default under this Agreement, or the relationship between and among the Parties by virtue of this Agreement (referred to collectively as a “Contract Dispute”) shall be resolved in accordance with this Article XVIII. Notwithstanding the foregoing and any other provision in this Agreement to the contrary, the following shall not be subject to the provisions of this Article XVIII:

(a)           Any action, claim or cause of action that the Parties may have against each other that arise from or are related to any claim or cause of actions asserted or made by a person or entity who is not a party to this Agreement (including, without limitation, any cross claims, counterclaims, or claims for indemnification or contribution), in which case the Parties reserve all rights that they may have against each other,

(b)           Any action or claim for injunctive relief, whether by way of temporary restraining order, preliminary injunction, and/or permanent injunction, in which case the Parties shall have the right to proceed by way of litigation through judicial proceedings; or

(c)           Any Financial Dispute in accordance with Article XVII.

All Contract Disputes shall be subject to binding arbitration in accordance with the requirements of this Article XVIII. Arbitration shall be initiated by the delivery, by mail, facsimile, or other reliable means, of a written demand for arbitration by one party or the other. The arbitration shall be held in New York, New York, or such other place as the parties may mutually agree.

Arbitration shall be conducted before a three-person Arbitration Panel appointed as follows. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint an impartial Umpire before proceeding.  If either party fails to appoint an arbitrator within thirty (30) days after it receives a written request by the other party to do so, the other party may appoint an arbitrator for it. Should the two party appointed arbitrators fail to choose an Umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the Umpire pursuant to the ARIAS-U.S. Umpire Selection Procedure. The arbitrators and Umpire shall be present or former executives or officers of insurance or reinsurance companies. The arbitrators and Umpire shall not be affiliated with either Party and not have any financial interest in the outcome of the arbitration.

The Arbitrators shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. Insofar as the Arbitrators look to substantive law, they shall consider the laws of the State of New York. They may permit or order such discovery, if any, as they think appropriate and may conduct the hearing of the arbitration by written submissions, oral testimony, or any combination thereof as they think appropriate. A decision of the majority of the Arbitrators shall be final and binding on all parties. Judgment upon the final decision of the Arbitrators may be entered in any court of competent jurisdiction.

The decision of a majority of the Arbitration Panel shall be final and binding, except to the extent otherwise provided in the Federal Arbitration Act. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction, pursuant to the Federal Arbitration Act. Unless the Arbitration Panel orders otherwise, each party shall pay: (1) the fees and expenses of its own arbitrator, and (2) an equal share of the fees and expenses of the Umpire and of the other expenses of the arbitration.

It is the intent and desire of the parties that any arbitration under this Section XVIII should be concluded and an award rendered as expeditiously as reasonably possible and that the arbitrators should schedule and conduct the arbitration accordingly.

ARTICLE XIX      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its applicable principles of conflicts of law.

ARTICLE XX       REIMBURSEMENTS AND RECOVERIES

Reinsurer shall be responsible for all subrogation and recovery. Reinsurer shall be entitled to the benefit of any reimbursements or recoveries due to coordination of benefits or subrogation on account of Losses. In addition, Reinsurer shall be entitled to the benefit of any and all rebate and similar payments from drug manufacturers arising from Claims made under the Policy, and the Company shall have no rights to any such payments.

ARTICLE XXI      ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof. There are no agreements or understandings between the Parties with respect to the subject matter hereof other than as expressed in this Agreement.

ARTICLE XXII    OFFSET

Company or Reinsurer shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of Premiums, or Losses or otherwise, due from the Company or the Reinsurer, respectively, with respect to this Agreement.

ARTICLE XXIII           WAIVER; AMENDMENT

Except as provided herein, any waiver by any Party hereto of a breach by any other Party of any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any subsequent breach by such Party. Except as otherwise provided herein, no waiver shall be valid unless in writing and signed by the Party exercising such waiver.

Any modification or amendment of this Agreement shall be in writing and signed by all of the Parties hereto.

ARTICLE XXIV        NO ASSIGNMENT; BINDING EFFECT

Except as otherwise provided herein, the rights, duties and obligations hereunder of the Parties may not be assigned or delegated by any Party hereto to any other person without the prior written consent of the non-assigning Party hereto.

This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns.

ARTICLE XXV    SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement, and any such invalid or unenforceable provision shall be severable from the remainder of this Agreement.

ARTICLE XXVI        CONFIDENTIALITY

Each Party shall maintain the confidentiality of all information, including legally protected consumer privacy information, that is provided to it by the other Party in connection with this Agreement; provided, however, that this obligation of confidentiality will not apply (a) if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation; (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by the disclosing Party); (c) if the information is or was received from a third party not known by the disclosing Party to be under a confidentiality obligation with regard to such information; or (d) if the information was in the possession of the disclosing Party (having received such information on a non-confidential basis) other than by reason of the services performed pursuant to this Agreement. In the event that any Party becomes legally compelled to disclose any secret or confidential information, such Party will give prompt written notice of that fact to the other Party so that the other Party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision will not apply to information that is or otherwise becomes available to the public or that was previously available on a non-confidential basis.

ARTICLE XXVII         PRIVACY POLICY

In recognition of the importance of protecting consumer health and financial information and in consideration of the mutual understandings and undertakings set forth herein, the Parties agree to the following:

1.               Company and Reinsurer agree to comply with all applicable state and federal statutory and regulatory rules, guidelines and requirements governing the collection, use, disclosure, access, security and maintenance of consumer health and financial information.

2.               Company and Reinsurer agree that all consumer health information and consumer financial information is confidential and to be used only to effect the intent of, and transactions contemplated by, this Agreement.

3.               Company and Reinsurer agree to permit access to the other’s policies, standards and procedures for the protection of privacy of consumer health and financial information, and further agree to provide written copies of such policies, standards and procedures, upon written request.

4.               Company and Reinsurer agree to notify the other immediately in the event of any improper disclosure of non-public personal information about our insureds so that appropriate action can be taken.

For purposes of this Article: (1) “consumer health information” means any information or data other than age and gender, that relates to the past, present or future physical, mental or behavioral health or condition of an individual, provision of health care to an individual, or payment for health care. Consumer health information includes any such information whether written, oral or in any other form or medium; and (2) “consumer financial information” means all information, other than consumer health information, whether written, oral or in any other form or medium.

ARTICLE XXVIII          NOTICES

Any notice or other communication which is required or permitted to be delivered to any Party hereunder shall be in writing and deemed delivered if sent by government-sponsored mail; an internationally-recognized overnight carrier with confirmation receipt of delivery; certified mail, return receipt requested; or facsimile with confirmation receipt of successful and complete transmission addressed as follows:

If to the Reinsurer:	PharmaCare Capitve Re, Ltd.
c/o PharmaCare Management Services, Inc.
25 Blackstone Valley Place
P.O. Box 519
Lincoln, Rl 02865
Attention: Greg S. Weishar and John Buckley
Fax: (401) 334-4995
Telephone: (401)334-5078

If to the Company:	Pennsylvania Life Insurance Company
Attn: Gary W. Bryant
Executive Vice President
1001 Heathrow Park Lane
Suite 5001
Lake Mary, Florida 32746
407-995-8000, ext. 8211

ARTICLE XXIX           GUARANTEE

As a material inducement to the Company to enter into this Agreement, PharmaCare Management Services, Inc., a company affiliated with Reinsurer, has agreed to the Guarantee attached as Exhibit B.

ARTICLE XXX    EXECUTION

The Parties, by and through each of their respective authorized representatives, have executed this Agreement as of the 30th day of June, 2005.

PENNSYLVANIA LIFE INSURANCE COMPANY

Taxpayer I.D. #23-1305366

NAIC Company Code: 67660

By:	/s/ Gary W. Bryant

Title:	Executive/Vice President

Name:	Gary W. Bryant

PHARMACARE RE

Taxpayer I.D. # 20-2840526

By:	/s/ John Buckley

Title:	VP

Name:	John Buckley

EXHIBIT B – GUARANTEE

In order to induce Pennsylvania Life Insurance Company (“Company”) to enter into a reinsurance agreement with (“PharmaCare Re”), which agreement is being entered into concurrently with the execution of this guarantee, the undersigned unconditionally (1) guarantees PharmaCare Re’s due and timely payment of all amounts due to Company, or to others on behalf of Company, in accordance with the terms of such reinsurance agreement, as originally entered into and as it may hereafter be amended; and (ii) covenants that in the event PharmaCare Re requires additional capital in order to meet the reserve requirements set forth in the reinsurance agreement or to meet its risk based capital required under applicable insurance regulations, the undersigned will provide, or cause to be provided, such additional capital to PharmaCare Re, so that PharmaCare Re maintains sufficient reserves and/or capital to meet its requirements under said reinsurance agreement.

The obligation of the undersigned to Company shall not be affected by (1) the insolvency of PharmaCare Re, or by rights or benefits which may accrue to PharmaCare Re under any bankruptcy, insurer insolvency or debtor protection law of any jurisdiction, (2) any effort made, or not made, by Company to collect any amount due from any of the undersigned, or (3) the availability of any collateral or security for PharmaCare Re’s obligations.

The liability of the undersigned for the full amount due to Company or, to others on behalf of Company, from PharmaCare Re shall continue until such amounts have been paid in full.

The undersigned represents and warrants that: (1) the execution and delivery of this guarantee is within its corporate power and all steps necessary to authorize such execution and delivery have been duly taken, and (2) that the person signing this document on its behalf is duly authorized to do so.

IN WITNESS WHEREOF, a duly authorized officer of the undersigned has executed this instrument intending that such entity be legally bound hereby.

PharmaCare Management Services, Inc.

By:	/s/ John Buckley

Title:	svp

Date:	6/29/05